EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights,” “Counsel and Independent Registered Public Accounting Firm,” “Financial Statements,” and on the cover page of certain Statements of Additional Information, and to the use of our reports dated January 26, 2010 on the financial statements of the Northern Institutional Funds for the year ended November 30, 2009 and their incorporation by reference in the Registration Statement (Form N-1A) and the related Prospectuses and Statements of Additional Information of the Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 64 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80543).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 26, 2010